Exhibit 99.1

From:	David R. Harvey, Chairman Jai P. Nagarkatti, President and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

February 13, 2007

SIGMA-ALDRICH (NASDAQ: SIAL) Q4 2006 SALES INCREASE 13.2%.

DILUTED EPS UP 26.2% TO $.53. 2007 DILUTED EPS FORECAST SET AT $2.15 TO $2.25.

HIGHLIGHTS:

Impact of Stock Dividend:

•	All per share and share data in this release reflect the 100% stock dividend declared in November 2006 and effective in January 2007.

Sales, Income and EPS Results:

•

Q4 2006 sales grew 13.2% to a record $464.5 million, boosting full year 2006 sales by 7.9% to $1.8 billion. Q4 and full year 2006 organic sales growth reached 8.9% and 6.4%, respectively. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10 of this release.

•

Operating and pretax income margins for Q4 2006 of 21.4% and 20.1%, respectively, and full year 2006 operating and pretax margins of 22.4% and 21.1%, respectively, all represented improved performance from comparable period 2005 results.

•

Reported and proforma increases in Q4 2006 diluted EPS were 26.2% and 17.8%, respectively, with reported and pro forma diluted EPS increases for full year 2006 of 9.0% and 12.5%, respectively. Q4 2006 diluted EPS of $.53 included a lower level of international taxes and a $.02 tax benefit from the retroactive reinstatement of the R&D tax credit in the United States, reducing the Company’s Q4 2006 effective tax rate from previous guidance. Full year diluted EPS of $2.05 exceeded October 2006 guidance due to improved sales performance in Q4 and the Q4 2006 tax benefits. Quarterly and year-to-date comparisons and a reconciliation of proforma to reported diluted EPS can be found on page 11 of this release.

Outlook

•

Management expects to meet the Company’s 7% long-term organic sales growth goal for 2007 and anticipates an additional contribution of approximately 2% from the recent acquisition of Epichem Group. If currency exchange rates remain at 12-31-06 levels, reported sales growth for 2007 could increase another 2%. Ongoing efforts to pursue other desirable acquisition candidates are expected to enhance this growth.

•

Based on those anticipated sales results and an effective tax rate of 30-31%, management estimates full year diluted EPS in the range of $2.15 to $2.25 for 2007, with the Epichem Group acquisition expected to be neutral to mildly accretive to 2007 earnings.

CEO’s STATEMENT:

Commenting on 2006 performance and expectations for 2007, President and CEO Jai Nagarkatti said: “We are pleased to have ended another successful year with a very strong fourth quarter finish in both sales and EPS growth. We’re also pleased that our 20.9% ROE in 2006 exceeded our 20% goal for the fourth successive year. All four of our business units delivered more robust sales growth during the final quarter of the year than they had in the two preceding quarters, giving us confidence that our strategic initiatives are gaining momentum. And we’re all pleased that these sales initiatives, coupled with improved EPS from a lower than expected tax rate, enabled us to close out the first year of our new strategic plan by exceeding the sales growth and earnings expectations for all of 2006 that we communicated with our third quarter results.”

Nagarkatti continued, “Our customer centric focus to provide industry leading service, the broadest product offering and scientific knowledge base in our market, and the innovation geared to maintain those positions, continued to benefit both our customers and the Company. Our 2006 results clearly reflect the success that our new four business unit structure is having in addressing the specific needs of all important customer groups — economic buyers, lab scientists, life scientists and commercial project managers. With many new sub-initiatives still to be implemented in 2007 and 2008, we fully expect to achieve better results on all five of the key growth drivers in the evolutionary strategic plan that accompanied this new structure. Our achievements and expectations include:

•

Closer alignment with customers to meet their changing needs with new and innovative services that has led several of our largest customers to recognize Sigma-Aldrich as a preferred supplier, enhancing opportunities for more of their business in the years to come;

•

Reported and currency adjusted 2006 sales growth in non-European international markets of over 13% that was helped by the acquisition of our dealer in China, a new combined manufacturing and R&D facility in India and a broad range of country-specific activities in emerging markets that provided 30+% full year reported sales growth in China, India and Brazil. All combined to support our goal to boost sales in these international markets to 25% of overall sales by 2010;

•

Continuing to enhance our internet capabilities, with sales from web-based ordering through our industry-leading web site now at 36% of Q4 2006 research based sales, to be supplemented with the expected addition of more e-commerce capabilities early in 2007;

•

Our ongoing commitment to process improvement that enabled us to achieve record savings of $20 million in 2006, with an expectation for at least another $15 million contribution in 2007. Savings here enable us to maintain strong margins and meet or exceed our targeted ROE, while continuing to invest in opportunities for future growth; and

•

The acquisition of four businesses in 2006 that provided roughly $25 million in annualized revenues, access to several exciting new technology platforms and needed capacity for future growth in our SAFC business and the emerging market in China, strengthening our competitive position in life science and high technology. Other evaluations and discussions underway are expected to lead to enhanced sales growth in 2007 as we seek to add 3% or more to our organic growth through acquisitions that strengthen our ability to serve our global customer base.”

Nagarkatti concluded, stating, “I remain optimistic about our ability to gain market share and drive sustainable 7% annual organic sales growth through increased traction from our strategic initiatives. And that optimism is bolstered by the recent acquisition of Epichem Group, that not only adds another 2% to our organic sales growth expectation, but significantly enhances the position of our SAFC Hi-tech business to support the needs of the fast growing, high performance semiconductor market. I’m also confident that we can supplement that growth with other acquisitions over the next several years while maintaining or improving profit margins and returns for our shareholders.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2005):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10 of this release.

Reported sales increased 13.2% for the fourth quarter of 2006 and 7.9% for the full year. Organic sales growth for the fourth quarter and full year of 2006 (excluding currency impacts in both periods and the contribution from JRH’s industrial cell culture business in the year-to-date results) was 8.9% and 6.4%, respectively. Three of the Company’s four business units improved on prior year-to-date organic sales performance in the fourth quarter, with SAFC achieving its best quarterly organic sales growth in 2006. These sales gains continued to benefit from the success of strategic sales initiatives and a modest contribution from our four small acquisitions in 2006. Highlights for our four Business Units include:

Research Essentials (Reported growth-Q4:8.2%, YTD:4.2%; Organic growth-Q4:4.1%, YTD:3.8%): Sales growth to academic customers showed improvement for the second successive quarter, with modest growth continuing in all commercial customer segments during the fourth quarter. The improved organic growth in Q4 compared to the two preceding quarters was also helped by a modest increase in demand for cell culture reagents. Overall, fourth quarter and year-to-date organic sales increases were in-line with our 4% long-term growth target for this business.

Research Specialties (Reported growth-Q4:13.1%, YTD:6.9%; Organic growth-Q4:8.4%, YTD:6.5%): This unit’s strong Q4 performance enabled it to exceed its long-term 6% organic growth target for all of 2006. A modest sequential improvement in Q4 growth in commercial customer segments combined with even stronger performance in sales to academic customers to produce this higher growth. Continued emphasis on offering the broadest range of core products in our market for analytical applications, chemical synthesis and fundamental life science research also benefited from the addition of new analytical capabilities through the October acquisition of Advanced Separation Technologies and a new distribution arrangement with MIP Technologies of Lund, Sweden in November.

Research Biotech (Reported growth-Q4:9.0%, YTD:5.6%; Organic growth-Q4:5.3%, YTD:5.6%): A slight improvement in sales to commercial accounts, due in part to the recently announced addition of 1,200 new products to our cell signaling product line, increased the quarterly sales growth rate from that achieved in Q3 2006. Q4 2006 organic growth in sales to academic customers, which comprise a larger portion of this unit’s revenues compared to our other two Research businesses, largely matched the ex-currency gain for the first nine months of 2006. Sales of synthetic DNA products remained soft, due largely to industry-wide productivity-based unit price decreases. We also believe that market growth of 5-6% in 2005 may have slowed slightly in more recent quarters, which, together with slower than anticipated acceptance of new and innovative Research Biotech products, affected this unit’s ability to achieve its 10% organic growth expectation. Efforts to enhance our position in the high potential RNAi product lines continued, evidenced by recent additions to the RNAi Partnership Program of such notable institutions as the Mayo Clinic; Princeton, Tufts and Washington Universities in the U.S.; and Dublin City University and the University of Edinburgh in Europe.

SAFC (Fine Chemicals; Reported growth-Q4:19.2%, YTD:13.4%; Organic growth-Q4:15.0%, YTD:8.4%): Fourth quarter organic sales growth of 15% — the strongest performance in 2006 — boosted quarterly sales to a record high of $133.3 million. Demand from pharmaceutical and diagnostic manufacturers in both the U.S. and Europe remained robust, as both Q4 deliveries of previously placed orders and new orders received and shipped in Q4 were strong. Booked orders for future delivery remained at record levels. The May 2006 addition of the former Iropharm (Arklow, Ireland) custom chemical synthesis business and the August 2006 acquisition of Pharmorphix (Cambridge, UK), a firm that offers solid-form research services to the global pharmaceutical and biotech markets, also made small contributions to this unit’s Q4 2006 growth.

Internet: Efforts to enhance our award winning website and maintain superiority in this rapidly developing order and information tool provided e-commerce Research Sales (for Research Essentials, Research Specialties and Research Biotech) of 36% of total Research Sales in Q4 2006, up from 32% in Q4 2005, continuing our established pattern of meeting or beating prior contributions in each of the 16 previous quarters since the Internet’s emergence as an integral part of our sales growth strategy.

International: Efforts to grow international (non-European) sales at a faster pace and boost their overall contribution to 25% of total sales by 2010 led to reported and currency adjusted fourth quarter international sales increases in excess of 13%. Continued emphasis in the developing markets of China and India provided reported and currency adjusted sales growth in excess of 50% in each country for the fourth quarter, the strongest quarterly performance in 2006. Currency adjusted sales in Brazil grew 11% (reported growth of 16%) in Q4 2006, versus its strongest comparable quarter in 2005, resulting in a total 2006 currency adjusted Brazilian sales increase of 22%.

INCOME ANALYSIS:

A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11 of this release.

Reported diluted EPS for 2006’s fourth quarter was $.53, a 26.2% increase over 2005’s fourth quarter. This included a lower level of international taxes and a $.02 Q4 2006 tax benefit from the retroactive reinstatement of the U.S. R&D tax credit in December 2006 that had not been reflected in prior EPS guidance that assumed a 30-31% effective tax rate for the fourth quarter. Currency added $.03 to diluted EPS for Q4 2006, partially offset by stock-based compensation expense under SFAS 123(R) that reduced otherwise reportable diluted Q4 2006 EPS by $.02 per share. Reported diluted EPS for 2005’s fourth quarter was $.42, which included an inventory purchase accounting charge of $.02 and a $.03 tax charge to repatriate $120 million in accumulated foreign earnings, but excluded a $.02 per share impact for stock-based compensation expense which would have been included had the provisions of SFAS 123(R) been applicable to that period.

Reported operating income was 21.4% and 22.4% of sales for the fourth quarter and full year of 2006, respectively, compared to 21.3% and 21.7% of sales for the same two respective periods of 2005. Gross margins were 50.4% and 51.2% of sales for the fourth quarter and full year of 2006, respectively, compared to 50.1% and 50.9% of sales for the same two respective periods of 2005. Improved gross margins for the fourth quarter and full year of 2006 compared to the same periods of 2005 are attributable to continued benefits from process improvement initiatives and the expensing of an inventory purchase accounting charge (to adjust acquired inventories to their fair market values) during both periods of 2005, only partially offset by stronger growth in lower average margin SAFC sales and a modest increase in inventory write-offs. Higher raw material, energy and fuel costs experienced by other chemical businesses had little impact on our 2006 gross margins. S,G&A expenses were 26.2% and 25.8% of sales for the fourth quarter and full year of 2006 compared to 25.8% and 26.2% of sales for the comparable periods of 2005, with the variations in quarterly and full year levels due largely to the timing of staff additions and insurance claim costs. The reduction in S, G&A expense levels for the full year was due largely to declines in professional fees, advertising and non-product related compliance costs, as well as benefits from process improvement activities, which were only partially offset by stock-based compensation expense. The improved operating income margins were partially offset by increased interest costs from borrowings for both this and last year’s acquisitions and share repurchases and higher short-term interest rates to produce pretax margins of 20.1% and 21.1% of sales, respectively, for the fourth quarter and full year of 2006 compared to 19.8% and 20.6% for the respective periods of 2005.

OUTLOOK:

We expect organic sales growth for 2007 of approximately 7%. Continued implementation of the initiatives that support the internal growth objectives of our 2005 strategic plan coupled with 2 to 3% growth in our underlying markets should provide sufficient support to achieve this organic growth goal. Slower growth in the biotech market from that previously forecast is expected to reduce the 10% long-term growth rate goal for our Research Biotech unit to a range of 7% to 9% for 2007. But organic growth for our Research Essentials, Research Specialties and SAFC businesses are expected to largely meet, or even possibly exceed, their respective organic growth goals of 4%, 6% and 10% for the year. The 2006 acquisitions of Beijing Superior, Iropharm, Pharmorphix and Advanced Separation Technologies are collectively expected to make modest contributions to this internal growth. Due to the full integration of these businesses, these modest additional benefits are not easily segregated and will not be separately reported. The recent acquisition of Epichem Group, an innovator in developing and supplying high performance semiconductor materials, is expected to add 2 percentage points to our organic sales growth. The operations of Epichem will be combined with the existing SAFC Hitech business. The sales growth for the acquisition enhanced SAFC Hitech business will be reported as a rough indicator of the acquisition contribution in 2007. Ongoing efforts to pursue other desirable acquisition candidates may further enhance internal growth in 2007 as we continue to look for roughly 3% in annual revenue growth through the addition of other strategically important products, services, platform technologies, businesses and facilities. Currency (at 12-31-06 exchange rates) should contribute another 2 percentage points to sales growth for 2007.

For 2007, reported diluted earnings per share are expected to range from $2.15 to $2.25, a 5 to 10% increase over 2006’s $2.05. Process improvement activities are expected to maintain, or even slightly enhance, already strong operating margins, with expected increases in interest costs on short-term debt due to higher interest rates resulting in pretax margins largely in line with the 21.1% achieved in 2006. Our effective tax rate for 2007 is expected to increase from the 2006 rate of 26.9% as benefits from 2006 tax audit activity are not expected to recur and U.S. export tax benefits ended at December 31, 2006. But the recent reinstatement of the U.S. R&D tax credit is expected to reduce the 2007 effective tax rate to the lower end of our previously expected rate of 30-31%. Modest share repurchase activity may also benefit EPS growth. The addition of Epichem is expected to be neutral to mildly accretive to 2007 earnings.

OTHER INFORMATION:

Dividend: At a meeting held today, the Company’s Directors declared a quarterly cash dividend of $.115 per share, an increase of 9.5% from the prior quarterly dividend amount. This dividend is payable on March 15, 2007 to shareholders of record on March 1, 2007.

Return On Equity: Our return on equity at December 31, 2006 was 20.9%, continuing to exceed our long-term goal of 20%.

Share Repurchase: We acquired another 0.4 million shares during Q4 2006 at an average price of $38.37 per share. Since beginning the program in late 1999, 80.0 million shares have been acquired at an average purchase price of $19.19 per share. There were 132.0 million shares outstanding at December 31, 2006. The Company has 10.0 million additional shares that it expects to acquire, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for 2006 compared to 2005 increased by $49.9 million to $330.4 million. Capital expenditures were $74.5 million for 2006, $17.7 million lower than spending in 2005.

Short-term borrowings were $189.0 million at a weighted average interest rate of 4.9% and long-term debt was $337.9 million at a weighted average interest rate of 5.9% at December 31, 2006. Our debt to capital ratio at December 31, 2006 was 27.2%. The decline in short-term debt and increase in long-term debt from September 30, 2006 reflects the refinancing of $75 million of 5.16% senior debt that matured in November 2006 with $100 million of 5.11% senior debt maturing in December 2011.

Accounts receivable days sales outstanding at December 31, 2006 were 50 days compared to 48 days at December 31, 2005, with the increase due largely to strong growth in non-European international sales where average days sales outstanding for all countries in this group typically range from 60 to 65 days. Reported inventories of $596.0 million at December 31, 2006 compared to $550.4 million at December 31, 2005, with inventory months on hand increasing to 7.6 months at 2006 year-end from 7.4 months at December 31, 2005. This inventory increase resulted from currency exchange rates that boosted reported carrying values, modest increases in stocks at major U.S. distribution locations to improve on-time deliveries for our customers and a modest amount of acquired inventory from the Iropharm acquisition.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,300 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2007 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2007 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including stock-based compensation expense, the sales benefit from acquisitions and the related inventory purchase accounting charge, the Q1 2005 tax benefit and the Q4 2005 tax charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, (12) the outcome of the matters described in Note 13-Contingent Liabilities and Commitments-in the Company’s Form 10-Q report for the quarter ended September 30, 2006, and (13) the outcome of individual and class action complaints related to a September 2003 explosion at the Company’s Isotec facility in Miamisburg, Ohio which are not expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$464.5	$410.5	$1,797.5	$1,666.5
Cost of products sold	230.3	204.8	877.3	818.0

Gross profit	234.2	205.7	920.2	848.5
Selling, general and administrative expenses	121.5	106.1	464.6	437.3
Research and development expenses	13.3	12.2	52.9	49.8
Interest, net	5.9	6.0	24.0	18.1

Income before income taxes	93.5	81.4	378.7	343.3
Provision for income taxes	21.9	24.1	101.9	85.0

Net income	$71.6	$57.3	$276.8	$258.3

Net income per share - Basic	$0.54	$0.43	$2.08	$1.90

Net income per share - Diluted	$0.53	$0.42	$2.05	$1.88

Weighted average number of shares outstanding - Basic	132.0	134.5	132.9	135.8

Weighted average number of shares outstanding - Diluted	134.2	136.3	134.9	137.5

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$173.8	$98.6
Accounts receivable, net	248.0	207.2
Inventories	596.0	550.4
Deferred taxes	49.6	48.4
Other current assets	45.5	45.6

Total current assets	1,112.9	950.2
Property, plant and equipment, net	645.1	613.4
Goodwill, net	361.3	336.4
Intangibles, net	126.0	126.3
Other assets	89.0	105.0

Total assets	$2,334.3	$2,131.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$189.0	$218.0
Accounts payable	97.2	90.0
Accrued payroll and payroll taxes	47.4	45.5
Accrued income taxes	48.6	52.5
Other accrued expenses	60.4	54.7

Total current liabilities	442.6	460.7

Long-term debt	337.9	283.2
Deferred post-retirement benefits	38.5	59.0
Deferred taxes	48.1	80.2
Other liabilities	56.3	14.8

Total liabilities	923.4	897.9

Stockholders’ equity:
Common stock	201.8	100.9
Capital in excess of par value	79.1	59.0
Common stock in treasury	(1,375.4)	(1,264.4)
Retained earnings	2,424.7	2,304.5
Accumulated other comprehensive income	80.7	33.4

Total stockholders’ equity	1,410.9	1,233.4

Total liabilities and stockholders’ equity	$2,334.3	$2,131.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$276.8	$258.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90.9	90.1
Deferred income taxes	(44.1)	(33.9)
Stock-based compensation expense	13.3	—
Other	7.8	0.1
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(25.2)	17.0
Increase in inventories	(11.5)	(4.8)
Decrease in accrued income taxes	(5.4)	(11.9)
Other	27.8	(34.4)

Net cash provided by operating activities	330.4	280.5

Cash flows from investing activities:
Property, plant, and equipment additions	(74.5)	(92.2)
Proceeds from sale of property, plant and equipment	2.8	4.0
Acquisitions of businesses, net of cash acquired	(20.0)	(416.6)
Other, net	(12.7)	(8.4)

Net cash used in investing activities	(104.4)	(513.2)

Cash flows from financing activities:
Net issuance of short-term debt	45.3	118.0
Issuance of long-term debt	100.0	205.8
Repayment of long-term debt	(142.8)	(2.9)
Payment of dividends	(55.7)	(51.3)
Treasury stock purchases	(138.2)	(119.4)
Exercise of stock options	30.9	20.9
Excess tax benefits from stock-based payments	4.3	—

Net cash (used in) provided by financing activities	(156.2)	171.1

Effect of exchange rate changes on cash	5.4	(9.0)

Net change in cash and cash equivalents	75.2	(70.6)
Cash and cash equivalents at January 1	98.6	169.2

Cash and cash equivalents at December 31	$173.8	$98.6

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended December 31, 2006
	Reported	Currency Impact	Adjusted
Research Essentials	8.2%	4.1%	4.1%
Research Specialties	13.1%	4.7%	8.4%
Research Biotech	9.0%	3.7%	5.3%
SAFC	19.2%	4.2%	15.0%
Total	13.2%	4.3%	8.9%

	Twelve Months Ended December 31, 2006
	Reported	Currency Impact	JRH Industrial	Adjusted
Research Essentials	4.2%	0.4%	—%	3.8%
Research Specialties	6.9%	0.4%	—%	6.5%
Research Biotech	5.6%	—%	—%	5.6%
SAFC	13.4%	0.7%	4.3%	8.4%
Total	7.9%	0.4%	1.1%	6.4%

Business Unit Sales

(in millions)

	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	Fourth Quarter 2005	Total 2005
Research Essentials	$87.5	$88.6	$83.6	$81.3	$341.0
Research Specialties	161.4	160.7	151.5	152.6	626.2
Research Biotech	65.6	68.3	63.3	64.8	262.0
SAFC	85.3	126.4	113.8	111.8	437.3

Total Customer Sales	$399.8	$444.0	$412.2	$410.5	$1,666.5

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	YTD 2006
Research Essentials	$91.8	$88.1	$87.4	$88.0	$355.3
Research Specialties	168.8	164.1	164.2	172.6	669.7
Research Biotech	71.8	69.0	65.4	70.6	276.8
SAFC	110.7	127.3	124.4	133.3	495.7

Total Customer Sales	$443.1	$448.5	$441.4	$464.5	$1,797.5

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
Proforma net income before currency impact, inventory purchase accounting charge, tax charge for repatriation and proforma 2005 stock-based compensation expense	$67.5	$61.3	$0.50	$0.45

Currency impact	4.1	—	0.03	—

Proforma net income before inventory purchase accounting charge, tax charge for repatriation and proforma 2005 stock-based compensation expense	71.6	61.3	0.53	0.45
Inventory purchase accounting charge	—	(3.2)	—	(0.02)
Tax charge for repatriation of accumulated foreign earnings under the American Jobs Creation Act of 2004	—	(4.1)	—	(0.03)
Proforma 2005 stock-based compensation expense	—	3.3	—	0.02

Total reported net income	$71.6	$57.3	$0.53	$0.42

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Proforma net income before currency impact, tax claim settlement benefit, inventory purchase accounting charge, tax charge for repatriation and proforma 2005 stock-based compensation expense	$279.4	$252.2	$2.07	$1.84

Currency impact	(0.5)	—	—	—

Proforma net income before tax claim settlement benefit, inventory purchase accounting charge, tax charge for repatriation and proforma 2005 stock-based compensation expense	278.9	252.2	2.07	1.84
Tax claim settlement benefit	—	11.3	—	0.08
Inventory purchase accounting charge	(2.1)	(10.7)	(0.02)	(0.08)
Tax charge for repatriation of accumulated foreign earnings under the American Jobs Creation Act of 2004	—	(4.1)	—	(0.03)
Proforma 2005 stock-based compensation expense	—	9.6	—	0.07

Total reported net income	$276.8	$258.3	$2.05	$1.88